Exhibit 99.2

FERRELLGAS PARTNERS, L.P. ANNOUNCES ‘ANY AND ALL’ CASH TENDER OFFER FOR 8.75% SENIOR NOTES DUE 2012

OVERLAND PARK, Kan., March 30, 2010 —Ferrellgas Partners, L.P. (NYSE: FGP) (the “Company”) announced today that it has commenced a cash tender offer to purchase any and all of the outstanding 8.75% Senior Notes due 2012 issued by the Company and Ferrellgas Partners Finance Corp. (the “Notes”) (CUSIP No. 31529MAA6), of which $268 million in aggregate principal amount was outstanding as of March 30, 2010. The tender offer is made pursuant to an Offer to Purchase dated today (the “Offer to Purchase”), which sets forth a more comprehensive description of the terms of the tender offer.

The tender offer is scheduled to expire at 11:59 p.m., New York City time, on April 26, 2010, unless extended or earlier terminated. Holders of Notes must validly tender and not validly withdraw their Notes at or prior to the early tender date, which is 5:00 p.m., New York City time, on April 12, 2010, unless extended or earlier terminated, to receive the total consideration, which includes an early tender payment of $30.00 per $1,000 principal amount of Notes. Holders who validly tender their Notes after the early tender date and at or prior to the expiration date will receive the tender offer consideration, which is the total consideration minus the early tender payment.

The total consideration payable per $1,000 principal amount of Notes validly tendered and not validly withdrawn at or prior to the early tender date and accepted for payment pursuant to the tender offer will be $1,014.58, which includes the early tender payment of $30.00 per $1,000 principal amount of Notes. The tender offer consideration payable per $1,000 principal amount of Notes validly tendered after the early tender date, but at or prior to the expiration date, and accepted for payment pursuant to the tender offer will be $984.58.

In addition to the total consideration or the tender offer consideration, as applicable, holders of Notes tendered and accepted for payment will receive accrued and unpaid interest on the Notes from the last interest payment date for the Notes to, but not including, the applicable payment date for the tender offer.

Except as set forth in the Offer to Purchase or as required by applicable law, Notes tendered may be withdrawn at any time at or prior to the withdrawal date, which is 5:00 p.m., New York City time, on April 12, 2010, by following the procedures described in the Offer to Purchase. Notes tendered at or prior to the withdrawal date that are not validly withdrawn at or prior to the withdrawal date may not be withdrawn thereafter. Tenders of Notes after the withdrawal date may not be withdrawn.

The Company currently expects to have an initial acceptance date and initial purchase date for Notes tendered at or prior to the early tender date promptly after the early tender date and satisfaction of the Financing Condition (as defined below), followed by a final acceptance date and final purchase promptly following the expiration of the tender offer for Notes tendered after the early tender. The Company reserves the right to extend or forego the initial acceptance date and initial purchase date, as a result of which the initial acceptance date and initial purchase date may occur as late as the final acceptance date and final purchase date.

The tender offer is conditioned on the satisfaction of certain conditions, including but not limited to the closing of the Company’s previously announced offering of senior notes due 2020 (the “Financing Condition”). The Company expects to fund the purchase of the Notes with the net proceeds of such offering of senior notes due 2020. If the Financing Condition or any other condition in the Offer to Purchase is not satisfied, the Company is not obligated to accept for purchase, or to pay for, Notes tendered in the tender offer and, subject to applicable law, may terminate, extend or amend the tender offer and may postpone the acceptance for purchase of, and payment for, Notes so tendered.

The Company has retained Wells Fargo Securities and J.P. Morgan to serve as joint dealer managers for the tender offer and have retained D.F. King & Co., Inc. to serve as the depositary and information agent for the tender offer.

Requests for documents may be directed to D.F. King & Co., Inc. by telephone at (800) 714-3313 or (212) 269-5550 or in writing at 48 Wall Street, New York, NY, 10005. Questions regarding the tender offer may be directed to Wells Fargo Securities at (866) 309-6316 or (704) 715-8341 or to J.P. Morgan at (800) 245-8812.

This press release is neither an offer to purchase nor a solicitation of an offer to sell the Notes or any other securities and is neither an offer to sell nor a solicitation of an offer to purchase the Company’s proposed senior notes due 2020. The tender offer is made only by and pursuant to the terms of the Offer to Purchase and the related Letter of Transmittal. None of the Company, the dealer managers, the depositary or the information agent makes any recommendations as to whether holders should tender their Notes pursuant to the tender offer. Holders must make their own decisions as to whether to tender Notes, and, if so, the principal amount of Notes to tender.

Statements in this release concerning expectations for the future are forward-looking statements. A variety of known and unknown risks, uncertainties and other factors could cause results, performance and expectations to differ materially from anticipated results, performance and expectations. These risks, uncertainties and other factors are discussed in the Form 10-K of Ferrellgas Partners, L.P., Ferrellgas Partners Finance Corp., Ferrellgas, L.P., and Ferrellgas Finance Corp. for the fiscal year ended July 31, 2009, and other documents filed from time to time by these entities with the Securities and Exchange Commission.

Contact:

Tom Colvin, Investor Relations, 913-661-1530

Jim Saladin, Media Relations, 913-661-1833

SOURCE Ferrellgas Partners, L.P